PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
(To Prospectus dated November 10, 2004)                           Rule 424(b)(2)


                                 Morgan Stanley

                      $2,000,000,000 5.050% NOTES DUE 2011
                      $2,000,000,000 5.375% NOTES DUE 2015
                   $1,500,000,000 FLOATING RATE NOTES DUE 2015
                               -------------------

Interest on the 5.050% notes due 2011 will be payable on each January 21 and July 21, beginning on July 21, 2006. We will not redeem the 5.050% notes due 2011 prior to maturity. The 5.050% notes due 2011 will mature on January 21, 2011.

Interest on the 5.375% notes due 2015 will be payable on each April 15 and October 15, beginning on April 15, 2006. We may redeem some or all of the 5.375% notes due 2015 at any time. We describe the redemption price for the 5.375% notes due 2015 under the heading "Description of Notes--Optional Redemption of the 5.375% Notes Due 2015" beginning on page S-8 of this prospectus supplement. The 5.375% notes due 2015 will mature on October 15, 2015.

Interest on the floating rate notes due 2015 will be payable quarterly on each January 15, April 15, July 15 and October 15, beginning January 15, 2006. We will not redeem the floating rate notes prior to maturity. The floating rate notes due 2015 will mature on October 15, 2015.


                              --------------------

       5.050% NOTES DUE 2011 -- PRICE 99.731% AND ACCRUED INTEREST, IF ANY 5.375% NOTES DUE 2015 -- PRICE 99.513% AND ACCRUED INTEREST, IF ANY
   FLOATING RATE NOTES DUE 2015 -- PRICE 100.000% AND ACCRUED INTEREST, IF ANY
                              --------------------

                                                        Underwriting
                                         Price to       Discounts and     Proceeds to
                                        Public(1)        Commissions       Company(1)
                                     --------------  ------------------- --------------
Per 5.050% Note Due 2011..........       99.731%           0.350%           99.381%
  Total...........................    $1,994,620,000     $7,000,000      $1,987,620,000
Per 5.375% Note Due 2015..........       99.513%           0.450%           99.063%
  Total...........................    $1,990,260,000     $9,000,000      $1,981,260,000
Per Floating Rate Note Due 2015...       100.000%          0.450%           99.550%
  Total...........................    $1,500,000,000     $6,750,000      $1,493,250,000

--------------------------
(1) Plus accrued interest, if any, from the original issue date.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the notes to purchasers, in registered book-entry form only, through The Depository Trust Company, Clearstream, Luxembourg or Euroclear, as the case may be, on October 21, 2005.

                                 --------------

                                 MORGAN STANLEY

CALYON SECURITIES (USA)     COMMERZBANK CORPORATES & MARKETS              DEUTSCHE BANK SECURITIES
LASALLE FINANCIAL SERVICES, INC.        LLOYDS TSB                             RBC CAPITAL MARKETS
WACHOVIA SECURITIES

BLAYLOCK & COMPANY, INC.               DANSKE BANK                                  HARRIS NESBITT
HSBC                           HVB CAPITAL MARKETS, INC.                 LOOP CAPITAL MARKETS, LLC
SIEBERT CAPITAL MARKETS             SCOTIA CAPITAL                      SUNTRUST ROBINSON HUMPHREY
RAMIREZ & CO., INC.          TOUSSAINT CAPITAL PARTNERS, LLC       UTENDAHL CAPITAL PARTNERS, L.P.
WELLS FARGO SECURITIES      THE WILLIAMS CAPITAL GROUP, L.P.

October 18, 2005

                                TABLE OF CONTENTS

                                                                          Page

                              Prospectus Supplement
Summary of the Offerings...................................................S-3
Consolidated Ratio of Earnings to Fixed Charges............................S-5
Description of Notes.......................................................S-6
United States Federal Taxation............................................S-13
ERISA.....................................................................S-16
Underwriters..............................................................S-18
Legal Matters.............................................................S-20
Experts...................................................................S-20


                                   Prospectus
Summary......................................................................3
Where You Can Find More Information..........................................7
Consolidated Ratios of Earnings to Fixed Charges and Earnings to
   Fixed Charges and Preferred Stock Dividends...............................9
Morgan Stanley..............................................................10
Use of Proceeds.............................................................11
Description of Debt Securities..............................................11
Description of Units........................................................20
Description of Warrants.....................................................25
Description of Purchase Contracts...........................................28
Description of Capital Stock................................................30
Forms of Securities.........................................................41
Plan of Distribution........................................................45
Legal Matters...............................................................46
Experts.....................................................................47
ERISA Matters for Pension Plans and Insurance Companies.....................47


                              -------------------



You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus dated November 10, 2004. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, only the notes described in this prospectus supplement and the accompanying prospectus, and we are offering to sell, and seeking offers to buy, these notes only in jurisdictions where offers and sales are permitted. In this prospectus supplement, the "Company," "we," "us," and "our" refer to Morgan Stanley.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

References herein to "$" and "dollars" are to United States dollars.

                            SUMMARY OF THE OFFERINGS

The following summary describes the 5.050% notes due 2011, the 5.375% notes due 2015 and the floating rate notes due 2015 that we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this prospectus supplement and in the accompanying prospectus.

Issuer.......................   Morgan Stanley

Aggregate Principal Amount...   $2,000,000,000 5.050% notes due 2011,
                                $2,000,000,000 5.375% notes due 2015 and
                                $1,500,000,000 floating rate notes due 2015, collectively referred to as the "notes"

Maturity Date................   January 21, 2011 for the 5.050% notes due 2011,
                                October 15, 2015 for the 5.375% notes due 2015 and October 15, 2015 for the floating rate notes due 2015

Original Issue Date for the
Notes .......................   October 21, 2005

Issue Price..................   99.731% for the 5.050% notes due 2011, 99.513%
                                for the 5.375% notes due 2015 and 100.000% for
                                the floating rate notes due 2015, in each case,
                                plus accrued interest, if any, from October 21,
                                2005

Initial Floating Interest
Rate ........................   To be determined on the second London banking
                                day immediately preceding the original issue date for the floating rate notes due 2015

Floating Interest Rate.......   3 month LIBOR plus .48% per annum for the
                                floating rate notes due 2015

Interest Payment Dates.......   For the 5.050% notes due 2011 each January 21
                                and July 21, commencing July 21, 2006

                                For the 5.375% notes due 2015 each April 15 and October 15, commencing April 15, 2006

                                For the floating rate notes due 2015 each January 15, April 15, July 15 and October 15, commencing January 15, 2006

Optional Redemption..........   We will not redeem the 5.050% notes due 2011 or
                                the floating rate notes due 2015 prior to maturity. We may redeem some or all of the 5.375% notes due 2015 at any time at the redemption price described in the section of this prospectus supplement entitled "Description of Notes--Optional Redemption of the 5.375%
                                Notes Due 2015."

Form.........................  Fully-registered global notes in book-entry form

Minimum Denominations........   $100,000 and integral multiples of $1,000 in
                                excess thereof

CUSIP Number.................   61746SBS7 for the 5.050% notes due 2011,
                                61746SBR9 for the 5.375% notes due 2015 and 61746SBQ1 for the floating rate notes due 2015

ISIN.........................   US61746SBS77 for the 5.050% notes due 2011,
                                US61746SBR94 for the 5.375% notes due 2015 and
                                US61746SBQ12 for the floating rate notes due
                                2015

Trustee for the Notes........   JPMorgan Chase Bank, N.A. (formerly known as
                                JPMorgan Chase Bank)

Delivery and Clearance.......   We will deposit the global notes representing
                                the notes with The Depository Trust Company in New York. You may hold an interest in the global notes through The Depository Trust Company,
                                Clearstream, Luxembourg or Euroclear Bank, as operator of the Euroclear System, directly as a participant of any such system or indirectly through organizations that are participants in such systems.

How to Reach Us..............   Our principal executive offices are located at
                                1585 Broadway, New York, New York 10036, telephone number (212) 761-4000.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.



                          Nine Months Ended               Fiscal Year
                        ----------------------- --------------------------------
                         August 31, August 31,
                            2005       2004     2004   2003   2002   2001  2000
                        ----------- ---------- ------ ------ ------ ------ -----
Ratio of earnings to
  fixed charges.......      1.3        1.5      1.5    1.5     1.4   1.3    1.5

For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

    o   income before losses from unconsolidated investees, income taxes,
        (loss)/gain on discontinued operations, cumulative effect of accounting change and fixed charges;

less:

    o   dividends on preferred securities subject to mandatory redemption.

Income before income taxes does not include losses from unconsolidated investees, dividends on preferred securities subject to mandatory redemption,
(loss)/gain on discontinued operations and cumulative effect of accounting change, net.

Fixed charges are the sum of:

    o   interest cost, including interest on deposits;

    o   dividends on preferred securities subject to mandatory redemption; and

    o that portion of rent expense estimated to be representative of the interest factor.

                              DESCRIPTION OF NOTES

The following description of the particular terms of the 5.050% notes due 2011, the 5.375% notes due 2015 and the floating rate notes due 2015, which we collectively refer to as the "notes," offered hereby supplements the description of the general terms and provisions of the debt securities set forth in the prospectus, to which description reference is hereby made. The notes are referred to in the prospectus as the "debt securities." The following summary of the notes is qualified in its entirety by reference to the senior debt indenture referred to in the prospectus.

General

   The 5.050% notes due 2011 will initially be limited to $2,000,000,000 in aggregate principal amount and will mature on January 21, 2011. The 5.375% notes due 2015 will initially be limited to $2,000,000,000 in aggregate principal amount and will mature on October 15, 2015. The floating rate notes due 2015 will initially be limited to $1,500,000,000 in aggregate principal amount and will mature on October 15, 2015. The notes will constitute senior debt and will rank on parity with all other senior indebtedness of Morgan Stanley and with all other unsecured and unsubordinated indebtedness of Morgan Stanley, subject to certain statutory exceptions in the event of liquidation upon insolvency. The notes will be issued in fully-registered form only, in denominations of $100,000 and integral multiples of $1,000 in excess thereof. Principal of and interest on the notes will be payable, and the transfer of notes will be registrable, through the depositary as described below. We may create and issue additional notes with the same terms as the notes offered hereby, as applicable, so that the additional notes will form a single series with the respective series of notes offered hereby.

   We will not redeem the 5.050% notes due 2011 or the floating rate notes due 2015 at any time prior to maturity. We may redeem some or all of the 5.375% notes due 2015 at any time at the redemption price described below under "--Optional Redemption of the 5.375% Notes Due 2015." The senior debt indenture permits the defeasance of the notes upon the satisfaction of the conditions described in the prospectus under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance." The notes are subject to these defeasance provisions.

   As used herein, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

5.050% Notes Due 2011 and 5.375% Notes Due 2015

   Each 5.050% note due 2011 will bear interest from October 21, 2005 at an annual rate of 5.050%. Interest on the 5.050% notes due 2011 will be payable semi-annually on January 21 and July 21 of each year, commencing July 21, 2006, to the person in whose name such notes are registered at the close of business on the preceding January 7 or July 7, as applicable (whether or not a business day). Interest on the 5.050% notes due 2011 will be computed on the basis of a 360-day year of twelve 30-day months.

   Each 5.375% note due 2015 will bear interest from October 21, 2005 at an annual rate of 5.375%. Interest on the 5.375% notes due 2015 will be payable semi-annually on April 15 and October 15 of each year, commencing April 15, 2006, to the person in whose name such notes are registered at the close of business on the preceding April 1 or October 1, as applicable (whether or not a business day). Interest on the 5.375% notes due 2015 will be computed on the basis of a 360-day year of twelve 30-day months.

   If any interest payment date with respect to the 5.050% notes due 2011 or the 5.375% notes due 2015 falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date. If the scheduled maturity date of the 5.050% notes due 2011 or the scheduled maturity date or the redemption date of the 5.375% notes due 2015 falls on a day that is not a business day, the payment of interest and principal (and premium, if any) will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the scheduled maturity date or redemption date, as the case may be.

   Interest payments for the 5.050% notes due 2011 and the 5.375% notes due 2015 will include accrued interest from and including the date of issuance or from and including the last date in respect of which interest has been paid or duly provided for, as the case may be, to but excluding the relevant interest payment date, maturity date, or, in the case of the 5.375% notes due 2015, the redemption date, as the case may be.

Floating Rate Notes Due 2015

   Each floating rate note due 2015 (the "floating rate notes") will bear interest from October 21, 2005 at a rate per annum equal to LIBOR (as defined below) plus 48 basis points, or .48%, calculated and reset as described below.

   Interest on the floating rate notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2006, to the person in whose name such notes are registered at the close of business on the preceding January 1, April 1, July 1 and October 1, as applicable (whether or not a business day). Each date on which interest on the floating rate notes is payable is referred to as a "floating interest payment date."

   Interest on the floating rate notes will be computed based on an actual/360 day count basis. Interest payments for the floating rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid or duly provided for, as the case may be, to but excluding the floating interest payment date or maturity date (except as described below), as the case may be.

   If any floating interest payment date, other than the maturity date, falls on a day that is not a business day, the floating interest payment date will be the succeeding business day, except that if such business day is in the next succeeding calendar month, the floating interest payment date will be the immediately preceding business day. If the maturity date of the floating rate notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date.

   The initial floating interest rate on the floating rate notes will be equal to LIBOR plus .48% per annum, as determined by the calculation agent on the second London banking day preceding the issue date of the notes, as described below. "London banking day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

   The rate of interest on the floating rate notes will be reset quarterly (the "floating interest reset period," and the first day of each floating interest reset period will be a "floating interest reset date"). The floating interest reset dates for the floating rate notes will be January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2006. If any floating interest reset date falls on a day that is not a business day, the floating interest reset date will be postponed to the next succeeding business day, except that if such business day is in the next succeeding calendar month, the floating interest reset date will be the immediately preceding business day.

   The calculation agent for the floating rate notes is JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), which we refer to as the "calculation agent." Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next floating interest reset date.

   The calculation agent will determine the floating interest rate for each floating interest reset period on the second London banking day preceding each floating interest reset date, which we refer to as the "floating interest determination dates," by reference to LIBOR on such floating interest determination date.

   The interest rate for the floating rate notes will be based on the London interbank offered rate, which we refer to as "LIBOR," and will be determined by the calculation agent as follows:

      (i) As of the floating interest determination date, LIBOR will be the rate for deposits in U.S. dollars for a period of three months, commencing on the related floating interest reset date, that appears on Page 3750, or any successor page, on Moneyline Telerate Inc., or any successor service, at approximately 11:00 a.m., London time, on that floating interest determination date.

    (ii) If no such rate appears, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the related floating interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that floating interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that floating interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the related floating interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that floating interest reset date, by three major banks in New York City, as selected by the calculation agent after consultation with us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related floating interest reset date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that floating interest determination date will remain LIBOR for the immediately preceding floating interest reset period, or, if there was no floating interest reset period, the rate of interest payable will be the initial floating interest rate.

   Accrued interest on the floating rate notes will be calculated by multiplying the principal amount of the notes by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by
360. The interest rate in effect on any floating interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding floating interest reset date, or if none, the initial floating interest rate. All percentages used in or resulting from any calculation of the rate of interest on a note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with .000005% rounded up to .00001%), and all U.S. dollar amounts used in or resulting from these calculations will be rounded to the nearest cent (with one-half cent rounded upward).

Optional Redemption of the 5.375% Notes Due 2015

      The 5.375% notes due 2015 may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

o     100% of the principal amount of the notes to be redeemed, and

o the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus 15 basis points, as calculated by the premium calculation agent;

      plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

      "treasury rate" means, with respect to any redemption date:

    o the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

    o if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

      The treasury rate will be calculated on the third business day preceding the redemption date.

      We will mail a notice of redemption to the depositary (as defined below), as holder of the global 5.375% notes due 2015, by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption in such notice. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date. If fewer than all of the 5.375% notes due 2015 are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular 5.375% notes due 2015 or portions thereof for redemption from the outstanding 5.375% notes due 2015 not previously called for redemption by such method as the trustee deems fair and appropriate.

      "premium calculation agent" means Morgan Stanley & Co. Incorporated, or if that firm is unwilling or unable to select the comparable treasury issue, an investment banking institution of national standing appointed by the trustee after consultation with us.

      "comparable treasury issue" means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term ("remaining life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      "comparable treasury price" means, with respect to a redemption date (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the premium calculation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

      "reference treasury dealer" means (1) Morgan Stanley & Co. Incorporated and its successors, provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "primary treasury dealer") we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealers selected by the premium calculation agent after consultation with us.

      "reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the premium calculation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the premium calculation agent at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

      Because Morgan Stanley & Co. Incorporated is our affiliate, the economic interests of Morgan Stanley & Co. Incorporated may be adverse to your interests as an owner of the notes, including with respect to certain determinations and judgments that it must make as premium calculation agent in the event we redeem the 5.375% notes due 2015 before their maturity. Morgan Stanley & Co. Incorporated is obligated to carry out its duties and functions as premium calculation agent in good faith and using its reasonable judgment.

      We will notify the trustee of the redemption price promptly after the calculation thereof and the trustee will have no responsibility for calculating the redemption price.

Book-Entry, Delivery and Form

   The notes will be issued in the form of one or more fully registered global notes, the "global notes," which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, the "depositary" or "DTC," and registered in the name of Cede & Co., the depositary's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the depositary. Investors may elect to hold interests in the global notes held by the depositary through Clearstream Banking, societe anonyme, "Clearstream, Luxembourg," or Euroclear Bank S.A./N.V. as operator of the Euroclear System, the "Euroclear operator," if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the Euroclear operator's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for the Euroclear operator, in such capacities, the "U.S. depositaries." Because holders will acquire, hold and transfer security entitlements with respect to the notes through accounts with DTC and its participants, including Clearstream, Luxembourg, the Euroclear operator and their participants, a beneficial holder's rights with respect to the notes will be subject to the laws (including Article 8 of the Uniform Commercial Code) and contractual provisions governing a holder's relationship with its securities intermediary and the relationship between its securities intermediary and each other securities intermediary between it and Morgan Stanley, as the issuer. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the depositary or to a successor of the depositary or its nominee.

   The depositary has advised Morgan Stanley as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participant's accounts, eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   According to the depositary, the foregoing information relating to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

   Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, "Clearstream, Luxembourg customers," and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream, Luxembourg provides to Clearstream, Luxembourg customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer. Clearstream, Luxembourg has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear operator.

   Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

   The Euroclear operator advises that the Euroclear System was created in 1968 to hold securities for its participants, "Euroclear participants," and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator, a bank incorporated under the laws of the Kingdom of Belgium. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

   The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

   The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

   Non-participants of Euroclear may acquire, hold and transfer book-entry interests in securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

   Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the "terms and conditions." The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

   Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for the Euroclear operator.

   Although the Euroclear operator has agreed to the procedures provided below in order to facilitate transfers of notes among Euroclear participants and between Euroclear participants and participants of other intermediaries, it is under no obligation to perform or continue to perform in accordance with such procedures, and such procedures may be modified or discontinued at any time.

   Investors electing to acquire notes through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Investors electing to acquire, hold or transfer notes through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions of securities.

   Investors who are Euroclear participants may acquire, hold or transfer interests in notes by book-entry to accounts with the Euroclear operator. Investors who are not Euroclear participants may acquire, hold or transfer interests in securities by book-entry to accounts with a securities intermediary who holds a book-entry interest in these securities through accounts with Euroclear.

   The Euroclear operator further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the global notes.

   The Euroclear operator further advises that, under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with interests in securities of that type on the Euroclear operator's records, all participants having an amount of interests in securities of that type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

   Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with those interests in securities on its records.

   Individual certificates in respect of the notes will not be issued in exchange for the registered global notes, except in very limited circumstances. If the depositary notifies Morgan Stanley that it is unwilling or unable to continue as a clearing system in connection with the registered global notes or ceases to be a clearing agency registered under the Securities Exchange Act, and a successor clearing system is not appointed by Morgan Stanley within 90 days after receiving that notice from the depositary or upon becoming aware that the depositary is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by the registered global notes upon delivery of the registered global notes for cancellation.

   Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, the Euroclear operator or the depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within the Euroclear System and between Clearstream, Luxembourg and the Euroclear System in accordance with procedures established for these purposes by Clearstream, Luxembourg and the Euroclear operator. Book-entry interests in the notes may be transferred within the depositary in accordance with procedures established for this purpose by the depositary. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and the Euroclear operator and the depositary may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, the Euroclear operator and the depositary.

   A further description of the depositary's procedures with respect to the global notes is set forth in the prospectus under "Forms of Securities-Global Securities." The depositary has confirmed to Morgan Stanley, the underwriters and the trustee that it intends to follow such procedures.

Global Clearance and Settlement Procedures

   Initial settlement for the registered global notes will be made in immediately available funds. Secondary market trading between the depositary's participants will occur in the ordinary way in accordance with the depositary's rules and will be settled in immediately available funds using the depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through the depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through the depositary in accordance with the depositary's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

   Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a depositary participant will be made during subsequent securities settlement processing and dated the business day following the depositary settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a depositary participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on the business day following the depositary settlement date. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of interests in the notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a depositary participant will be received with value on the depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the depositary.

   Although the depositary, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

Notices

   Notices to holders of the notes will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon the books of Morgan Stanley. We expect that notices given to the depositary, as holder of the global notes, will be passed on to the beneficial owners of the notes in accordance with the standard rules and procedures of the depositary and its direct and indirect participants, including Clearstream, Luxembourg and the Euroclear operator.

                         UNITED STATES FEDERAL TAXATION

   The following summary describes certain United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary provides general information only and deals only with original beneficial owners purchasing notes at the "issue price," that is, the first price to the public at which a substantial amount of the notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary only discusses notes held as capital assets, within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of such beneficial owner's particular circumstances or to beneficial owners subject to special rules, such as:

    o   certain financial institutions;

    o   insurance companies;

    o   dealers in securities or currencies;

    o   partnerships;

    o persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction;

    o United States Holders (as defined below) whose functional currency is not the U.S. dollar;

    o   persons subject to the alternative minimum tax;

    o persons who have ceased to be United States citizens or to be taxed as resident aliens; or

    o Non-United States Holders (as defined below) who are engaged in a trade or business in the United States.

   If you are considering the purchase of notes, you should consult your tax advisor with regard to the application of the United States federal income and estate tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Persons

   As used herein, the term "United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

    o   a citizen or resident of the United States;

    o a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

    o an estate the income of which is subject to United States federal income taxation regardless of its source; or

    o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons under the Code and applicable Treasury regulations thereunder prior to such date, that elect to continue to be treated as United States persons under the Code or applicable Treasury regulations thereunder also will be United States Holders.

   Interest. Interest on a note will generally be taxable to a United States Holder as ordinary interest income at the time it is accrued or is received in accordance with the United States Holder's regular method of accounting for tax purposes.

   Sale, Exchange, Redemption or Retirement of the Notes. Upon the sale, exchange, redemption or retirement of a note, a United States Holder will generally recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale, exchange, redemption or retirement (other than amounts representing accrued and unpaid interest, which will be taxable as such) and the United States Holder's adjusted tax basis in the note. Such gain or loss generally will be treated as long term capital gain or loss if the note had been held for more than one year at the time of disposition. A United States Holder's adjusted tax basis in a note will generally be the cost of that note to that United States Holder.

   Capital gains may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates, and the deductibility of capital losses may be subject to limitations. You should consult your tax advisor regarding the treatment applicable to you.

   Backup Withholding and Information Reporting. Information returns will be filed with the Internal Revenue Service (the "IRS") in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder will be subject to United States backup withholding tax on these payments if the

United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-United States Persons

   As used herein, the term "Non-United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

    o an individual who is classified as a nonresident for United States federal income tax purposes;

    o   a foreign corporation; or

    o   a nonresident alien fiduciary of a foreign estate or trust.

   Income and Withholding Tax. Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by the Company or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that, in the case of interest, the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, provided, however, that, as discussed below, the certification requirement has been fulfilled with respect to the beneficial owner.

   Sale, Exchange, Redemption or Retirement of the Notes. Generally, a Non-United States Holder will not be subject to United States federal income taxes on any amount which constitutes capital gain upon a sale, exchange, redemption or retirement of a note, unless such Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and has a tax home in the United States. Certain other exceptions may be applicable, and a Non-United States Holder should consult its tax advisor in this regard.

   Certification Requirement. Interest payments will not be exempt from withholding tax unless the Non-United States Holder of the note certifies to a Withholding Agent, as defined below, on IRS Form W-8BEN ("W-8BEN"), under penalties of perjury, that it is not a United States person. A "Withholding Agent" is generally the last United States payor (or a non-United States payor that is a qualified intermediary, United States branch of a foreign person, or withholding foreign partnership) in the chain of payment prior to payment to a Non-United States Holder (which itself is not a Withholding Agent). Generally, this statement is made on a W-8BEN, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a United States taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of such change and furnish a new W-8BEN. A noteholder that is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

   Under certain circumstances, institutions such as securities clearing organizations, and other entities that are not beneficial owners, may be able to provide a signed statement to the Withholding Agent that satisfies the certification requirements by stating that such institution has received a W-8BEN (or substitute form) from the beneficial owner. However, in such a case, the signed statement may require a copy of the beneficial owner's W-8BEN (or the substitute form).

   Estate Tax. A note held by an individual may be subject to United States federal estate tax as a result of the individual's death if the individual (i) was a United States Holder or (ii) owned, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or, at the time of the individual's death, payments on the note would have been effectively connected to the conduct by the holder of a trade or business in the United States.

   Backup Withholding and Information Reporting. When required, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

                                      ERISA

   Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including Morgan Stanley & Co. Incorporated ("MS & Co."), Morgan Stanley & Co. International Limited ("MSIL") and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSIL, MSDWI or any of their affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

   Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) is eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

   Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

                                  UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated October 18, 2005 (the "underwriting agreement"), the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as lead manager (the "underwriters"), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the notes set forth opposite their names below:




                                       Principal     Principal      Principal
                                        amount        amount          amount
                                       of 5.050%     of 5.375%     of floating
                                         notes         notes        rate notes
Name                                   due 2011      due 2015        due 2015
------------------------------------------------- -------------- ---------------
Morgan Stanley & Co. Incorporated  $1,668,000,000 $1,653,000,000 $1,239,750,000
Calyon Securities (USA) Inc.           26,000,000     26,000,000     19,500,000
Commerzbank Capital Markets Corp.      26,000,000     26,000,000     19,500,000
Deutsche Bank Securities Inc.          26,000,000     26,000,000     19,500,000
LaSalle Financial Services, Inc.       26,000,000     26,000,000     19,500,000
Lloyds TSB Bank plc                    26,000,000     26,000,000     19,500,000
RBC Capital Markets Corporation        26,000,000     26,000,000     19,500,000
Wachovia Capital Markets, LLC          26,000,000     26,000,000     19,500,000
Blaylock & Company, Inc.                       --     15,000,000     11,250,000
Danske Bank A/S                        15,000,000     15,000,000     11,250,000
Harris Nesbitt Corp.                   15,000,000     15,000,000     11,250,000
HSBC Securities (USA) Inc.             15,000,000     15,000,000     11,250,000
HVB Capital Markets, Inc.              15,000,000     15,000,000     11,250,000
Loop Capital Markets, LLC              15,000,000             --             --
Muriel Siebert & Co., Inc.                     --     15,000,000     11,250,000
Samuel A. Ramirez & Company, Inc.              --     15,000,000     11,250,000
Scotia Capital (USA) Inc.              15,000,000     15,000,000     11,250,000
SunTrust Capital Markets, Inc.         15,000,000     15,000,000     11,250,000
Toussaint Capital Partners, LLC        15,000,000             --             --
Utendahl Capital Partners, L.P.                --     15,000,000     11,250,000
Wells Fargo Securities, LLC            15,000,000     15,000,000     11,250,000
The Williams Capital Group, L.P.       15,000,000             --             --
                                   -------------- -------------- ---------------
Total                              $2,000,000,000 $2,000,000,000 $1,500,000,000
                                   ============== ============== ===============

   The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes if any notes are taken.

   The underwriters initially propose to offer part of the notes at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .250% of the principal amount of the 5.050% notes due 2011, .300% of the principal amount of the 5.375% notes due 2015 and .300% of the principal amount of the floating rate notes due 2015. The underwriters may allow, and those dealers may reallow, a concession not in excess of .100% of the principal amount of the 5.050% notes due 2011, ..150% of the principal amount of the 5.375% notes due 2015 and .150% of the principal amount of the floating rate notes due 2015 to certain other dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

   The aggregate proceeds to Morgan Stanley are set forth on the cover page hereof before deducting our expenses in offering the notes. We estimate that we will spend approximately $1,619,310 for printing, rating agency, trustee's and legal fees and other expenses allocable to the offering.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

   The notes are offered for sale only in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

   Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and Morgan Stanley shall not have responsibility therefor.

   With respect to notes to be offered or sold in the United Kingdom, each underwriter and any dealer participating in the distribution of such notes has represented and agreed with us that:

      (1) it has not offered or sold and will not offer or sell any of those notes to persons in the United Kingdom prior to admission of those notes to listing in accordance with Part VI of the Financial Services and Markets Act 2000 (the "FSMA") except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the FSMA;

      (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

      (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

   Each underwriter has represented and agreed that they will not offer, transfer or sell notes, directly or indirectly, to any individual or legal entity in The Netherlands, other than to individuals or legal entities who or which trade in or invest in securities in the conduct of a profession or trade, including banks, brokers, dealers, insurance companies, pension funds, other institutional investors and commercial enterprises which regularly, as an ancillary activity, invest in securities.

   This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act 2001. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

   Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

   This prospectus supplement and the accompanying prospectus may be used by Morgan Stanley & Co. Incorporated and other affiliates of ours in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Morgan Stanley & Co. Incorporated and such other affiliates of ours may act as principal or agent in such transactions.

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   Morgan Stanley & Co. Incorporated is a wholly-owned subsidiary of ours.
Morgan Stanley & Co. Incorporated's participation in the offering of the notes will be conducted in compliance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

   The underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority without the prior specific written approval of such customers.

   In order to facilitate the offering of the notes, the stabilizing manager may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the stabilizing manager may sell more notes than it is obligated to purchase in connection with the offering of the notes, creating a naked short position for its own account. The stabilizing manager must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the stabilizing manager is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase notes in the offering. As an additional means of facilitating the offering of notes, the stabilizing manager may bid for, and purchase, these notes in the open market to stabilize the price of these notes. Finally, the stabilizing manager may also reclaim on behalf of the underwriting syndicate or for itself selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering, if the stabilizing manager repurchases previously distributed notes to cover short positions or to stabilize the price of these notes. Any of these activities may raise or maintain the market price of these notes above independent market levels or prevent or retard a decline in the market price of these notes. The stabilizing manager is not required to engage in these activities, and may end any of these activities at any time. Morgan Stanley & Co. Incorporated, and its agents, will act as the stabilizing manager with respect to the notes.

                                  LEGAL MATTERS

   The validity of the notes will be passed upon for Morgan Stanley by Sidley Austin Brown & Wood LLP. Davis Polk & Wardwell will pass upon some legal matters relating to these notes for the underwriters. Davis Polk & Wardwell has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters, including in connection with its private equity and leveraged capital activities.

                                     EXPERTS

   The consolidated financial statements and financial statement schedules of Morgan Stanley and its subsidiaries at November 30, 2004 and 2003 and for each of the three fiscal years in the period ended November 30, 2004, and management's report on the effectiveness of internal control over financial reporting, which are incorporated in this prospectus supplement and the accompanying prospectus by reference to Exhibit No. 99.1 of Morgan Stanley's Current Report on Form 8-K filed October 12, 2005, Schedule I of Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended November 30, 2004, filed on February 11, 2005 ("2004 Form 10-K") and Item 9A of the 2004 Form 10-K, respectively, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards ( SFAS ) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, an amendment of FASB Statement No. 123, in 2003), (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   With respect to the unaudited interim financial information for the periods ended February 28, 2005 and February 29, 2004, May 31, 2005 and May 31, 2004 and August 31, 2005 and August 31, 2004, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Morgan Stanley's Quarterly Report on Form 10-Q for the quarter ended August 31, 2005 and in Exhibit Nos. 99.2 and 99.3 of Morgan Stanley's Current Report on Form 8-K filed October 12, 2005, and incorporated by reference herein, they did not

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audit and they do not express an opinion on the interim financial information.
Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not reports or a part of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

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